Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 24, 2024 – Teledyne Technologies Incorporated (NYSE:TDY)

•Orders exceeded sales for the third consecutive quarter
•Second quarter sales of $1,374.1 million
•Second quarter GAAP operating margin of 18.0% and second quarter non-GAAP operating margin of 21.6%
•GAAP diluted earnings per share of $3.77 and second quarter non-GAAP diluted earnings per share of $4.58
•All-time record cash from operations of $318.7 million and free cash flow of $301.0 million
•Full year 2024 GAAP diluted earnings per share outlook of $15.87 to $16.13 and affirming full year 2024 non-GAAP earnings per share outlook of $19.25 to $19.45
•Debt maturity payment of $450 million
•Completed the acquisitions of Valeport and Adimec for aggregate consideration of $123.6 million
•Capital deployment through July 2024 includes estimated stock repurchases of approximately $278 million
•Quarter-end Consolidated Leverage Ratio of 1.7x
•Stock repurchases expected to continue under the current $1.25 billion authorization

Teledyne today reported second quarter 2024 net sales of $1,374.1 million, compared with net sales of $1,424.7 million for the second quarter of 2023, a decrease of 3.6%. Net income attributable to Teledyne was $180.2 million ($3.77 diluted earnings per share) for the second quarter of 2024, compared with $185.3 million ($3.87 diluted earnings per share) for the second quarter of 2023, a decrease of 2.8%. The second quarter of 2024 included $49.1 million of pretax acquired intangible asset amortization expense, $1.0 million of pretax FLIR integration costs and $0.2 million of FLIR acquisition-related discrete income tax expense. Excluding these items, non-GAAP net income attributable to Teledyne for the second quarter of 2024 was $218.7 million ($4.58 diluted earnings per share). The second quarter of 2023 included $49.3 million of pretax acquired intangible asset amortization expense and $0.4 million of FLIR acquisition-related discrete income tax expense. Excluding these items, non-GAAP net income attributable to Teledyne for the second quarter of 2023 was $223.7 million ($4.67 diluted earnings per share). Operating margin was 18.0% for the both the second quarter of 2024 and the second quarter of 2023. Excluding the non-GAAP items discussed above, non-GAAP operating margin for the second quarter of 2024 was 21.6%, compared with 21.4% for the second quarter of 2023.
"In the second quarter, Teledyne achieved all-time record free cash flow, allowing us to deploy approximately $852 million on debt repayment, acquisitions and stock repurchases through July,” said Robert Mehrabian, Executive Chairman. “Our earnings exceeded expectations, orders were greater than sales for the third consecutive quarter, and we ended the period with record backlog. Therefore, we are reasonably confident that quarterly sales will again increase sequentially, and we will return to year-over-year growth in the second half of 2024."
Review of Operations
Comparisons are with the second quarter of 2023, unless noted otherwise.
Digital Imaging
The Digital Imaging segment’s second quarter 2024 net sales were $739.4 million, compared with $793.3 million, a decrease of 6.8%. Operating income was $113.5 million for the second quarter of 2024, compared with $124.6 million, a decrease of 8.9%. The second quarter of 2024 included $1.0 million of pretax FLIR integration costs, and there were no comparable costs in the second quarter of 2023. Acquired intangible amortization expense for the second quarter of 2024 was $45.4 million compared with $45.6 million. Excluding these items, non-GAAP operating income for the second quarter of 2024 was $159.9 million, compared with $170.2 million, a decrease of 6.1%.
The second quarter of 2024 net sales decreased primarily due to lower sales of industrial automation imaging systems, X-ray products and commercial infrared imaging systems, partially offset by higher sales of infrared detectors and surveillance systems. The decrease in operating income was primarily due to lower sales and unfavorable product mix, including less industrial automation imaging systems sales.
Instrumentation
The Instrumentation segment’s second quarter 2024 net sales were $333.5 million, compared with $328.4 million, an increase of 1.6%. Operating income was $87.2 million for the second quarter of 2024, compared with $81.4 million, an increase of 7.1%.
The second quarter of 2024 net sales increase resulted from a $20.4 million increase in sales of marine instrumentation primarily due to stronger offshore energy and defense markets, partially offset by a $13.5 million decrease in sales of electronic test and measurement instrumentation as well as a $1.8 million decrease in sales of environmental instrumentation. The increase in operating income primarily reflected the impact of higher marine instrumentation sales as well as favorable marine instrumentation product mix.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2024 net sales were $194.4 million, compared with $186.0 million, an increase of 4.5%. Operating income was $57.1 million for the second quarter of 2024, compared with $53.2 million, an increase of 7.3%.
The second quarter of 2024 net sales reflected higher sales of $4.0 million for aerospace electronics and $4.4 million for defense electronics. The increase in operating income primarily reflected the impact of higher sales and improved product margins.
Engineered Systems
The Engineered Systems segment’s second quarter 2024 net sales were $106.8 million, compared with $117.0 million, a decrease of 8.7%. Operating income was $7.5 million for the second quarter of 2024, compared with $11.5 million, a decrease of 34.8%.
The second quarter of 2024 net sales reflected lower sales of $8.9 million for engineered products and lower sales of $1.3 million for energy systems. The lower sales for engineered products primarily reflected decreased sales from missile defense and maritime programs. The decrease in operating income was primarily driven by lower sales and unfavorable program mix.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $318.7 million for the second quarter of 2024 compared with $190.5 million, with the increase driven by stronger working capital conversion in the second quarter of 2024. Depreciation and amortization expense for the second quarter of 2024 was $77.8 million compared with $80.0 million. Stock-based compensation expense for the second quarter of 2024 was $9.3 million compared with $8.4 million.

Capital expenditures for the second quarter of 2024 were $17.7 million compared with $27.3 million. Teledyne received $2.4 million from the exercise of stock options in the second quarter of 2024 compared with $4.8 million. During the second quarter of 2024, the Company completed the acquisitions of Valeport and Adimec for aggregate consideration of $123.6 million.
During the second quarter of 2024, the Company repurchased approximately 0.5 million shares for $193.8 million.
As of June 30, 2024, net debt was $2,354.2 million which is calculated as total debt of $2,797.4 million, net of cash and cash equivalents of $443.2 million. As of December 31, 2023, net debt was $2,596.6 million representing total debt of $3,244.9 million, net of cash and cash equivalents of $648.3 million. During the second quarter of 2024, the Company made a $450 million debt maturity payment.
During the second quarter of 2024, the Company amended and restated its credit facility which extended the maturity date to June 2029 as well as increased the available borrowing capacity to $1.20 billion. As of June 30, 2024, $1,177.7 million was available under the $1.20 billion credit facility, after reductions of $22.3 million in outstanding letters of credit.

	Second Quarter
Free Cash Flow	2024	2023
Cash provided by operating activities	$318.7	$190.5
Capital expenditures for property, plant and equipment	(17.7)	(27.3)
Free cash flow	$301.0	$163.2
Income Taxes
The effective tax rate for the second quarter of 2024 was 22.2%, compared with 21.0%. The second quarter of 2024 reflected net discrete income tax benefits of $0.7 million compared with $1.4 million.
Other
Corporate expense was $18.3 million for the second quarter of 2024 compared with $14.6 million, with the increase driven primarily by increased legal contingencies as well as higher compensation costs. Non-service retirement benefit income was $2.7 million for the second quarter of 2024 compared with $2.9 million. Interest expense, net of interest income, was $15.8 million for the second quarter of 2024 compared with $22.3 million, with the decrease due to reduced outstanding borrowings with lower weighted average interest rates compared to the second quarter of 2023.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2024 GAAP diluted earnings per share will be in the range of $4.02 to $4.16 and full year 2024 GAAP diluted earnings per share will be in the range of $15.87 to $16.13. The company’s management further believes that third quarter 2024 non-GAAP diluted earnings per share will be in the range of $4.90 to $5.00 and full year 2024 non-GAAP diluted earnings per share will be in the range of $19.25 to $19.45. The non-GAAP outlook excludes acquired intangible asset amortization for all acquisitions, further FLIR integration costs and FLIR acquisition-related tax matters.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, financial analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.

Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations, acquisitions and product synergies, integration costs, tax matters and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to sales, sales growth, stock-based compensation expense, tax rates, anticipated capital expenditures, stock repurchases, product developments and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including: changes in relevant tax and other laws; foreign currency exchange risks; rising interest rates; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages; higher inflation, including wage competition and higher shipping costs; labor shortages and competition for skilled personnel; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; disruptions in the global economy; the ongoing conflict in Israel and neighboring regions, including related protests and the disruption to global shipping routes; the ongoing conflict between Russia and Ukraine, including the impact to energy prices and availability, especially in Europe; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by inflation, rising interest costs, and economic conditions; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the 2024 U.S. Presidential election; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s trade compliance and tax matters; escalating economic and diplomatic tension between China and the United States; threats to the security of our confidential and proprietary information, including cybersecurity threats; risks related to artificial intelligence; natural and man-made disasters, including those related to or intensified by climate change; and our ability to achieve emission reduction targets and decrease our carbon footprint. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including those implemented in response to climate change, could further negatively affect our businesses that supply the oil and gas industry. Weakness in the commercial aerospace industry negatively affects the markets of our commercial aviation businesses. Ongoing issues with Boeing’s 737 MAX product line could result in manufacturing delays and lower sales of our products to Boeing. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain key management and customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as subsequent Quarterly

Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, July 24, 2024. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, July 24, 2024.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2024 AND JULY 2, 2023
(Unaudited - in millions, except per share amounts)

	Second Quarter	Second Quarter	Six Months	Six Months
	2024	2023	2024	2023
Net sales	$1,374.1	$1,424.7	$2,724.2	$2,808.0
Costs and expenses:
Costs of sales	781.5	806.3	1,551.7	1,597.0
Selling, general and administrative	296.5	313.0	592.7	613.4
Acquired intangible asset amortization	49.1	49.3	98.5	99.0
Total costs and expenses	1,127.1	1,168.6	2,242.9	2,309.4
Operating income (loss)	247.0	256.1	481.3	498.6
Interest and debt income (expense), net	(15.8)	(22.3)	(28.5)	(43.3)
Gain (loss) on debt extinguishment	—	1.6	—	1.6
Non-service retirement benefit income (expense), net	2.7	2.9	5.4	6.2
Other income (expense), net	(2.2)	(3.4)	(1.0)	(4.5)
Income (loss) before income taxes	231.7	234.9	457.2	458.6
Provision (benefit) for income taxes	51.4	49.4	97.8	94.3
Net income (loss) including noncontrolling interest	180.3	185.5	359.4	364.3
Less: Net income (loss) attributable to noncontrolling interest	0.1	0.2	0.7	0.3
Net income (loss) attributable to Teledyne	$180.2	$185.3	$358.7	$364.0

Diluted earnings per common share	$3.77	$3.87	$7.49	$7.60

Weighted average diluted common shares outstanding	47.8	47.9	47.9	47.9

This condensed consolidated financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2024 AND JULY 2, 2023
(Unaudited - $ in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2024	2023		2024	2023
Net sales:
Digital Imaging	$739.4	$793.3	(6.8)%	$1,480.2	$1,565.8	(5.5)%
Instrumentation	333.5	328.4	1.6%	663.9	661.9	0.3%
Aerospace and Defense Electronics	194.4	186.0	4.5%	380.1	359.2	5.8%
Engineered Systems	106.8	117.0	(8.7)%	200.0	221.1	(9.5)%
Total net sales	$1,374.1	$1,424.7	(3.6)%	$2,724.2	$2,808.0	(3.0)%
Operating income (loss):
Digital Imaging	$113.5	$124.6	(8.9)%	$227.3	$246.8	(7.9)%
Instrumentation	87.2	81.4	7.1%	173.2	162.1	6.8%
Aerospace and Defense Electronics	57.1	53.2	7.3%	109.0	100.2	8.8%
Engineered Systems	7.5	11.5	(34.8)%	10.2	21.5	(52.6)%
Corporate expense	(18.3)	(14.6)	25.3%	(38.4)	(32.0)	20.0%
Operating income (loss)	247.0	256.1	(3.6)%	481.3	498.6	(3.5)%
Interest and debt income (expense), net	(15.8)	(22.3)	(29.1)%	(28.5)	(43.3)	(34.2)%
Gain (loss) on debt extinguishment	—	1.6	(100.0)%	—	1.6	(100.0)%
Non-service retirement benefit income (expense), net	2.7	2.9	(6.9)%	5.4	6.2	(12.9)%
Other income (expense), net	(2.2)	(3.4)	(35.3)%	(1.0)	(4.5)	(77.8)%
Income (loss) before income taxes	231.7	234.9	(1.4)%	457.2	458.6	(0.3)%
Provision (benefit) for income taxes	51.4	49.4	4.0%	97.8	94.3	3.7%
Net income (loss) including noncontrolling interest	180.3	185.5	(2.8)%	359.4	364.3	(1.3)%
Less: Net income (loss) attributable to noncontrolling interest	0.1	0.2	(50.0)%	0.7	0.3	133.3%
Net income (loss) attributable to Teledyne	$180.2	$185.3	(2.8)%	$358.7	$364.0	(1.5)%

This condensed consolidated financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$443.2	$648.3
Accounts receivable and unbilled receivables, net	1,161.5	1,202.1
Inventories, net	965.7	917.7
Prepaid expenses and other current assets	174.3	213.3
Total current assets	2,744.7	2,981.4
Property, plant and equipment, net	755.6	777.0
Goodwill and acquired intangible assets, net	10,223.1	10,280.9
Prepaid pension assets	211.5	203.3
Other assets, net	286.2	285.3
Total assets	$14,221.1	$14,527.9
LIABILITIES AND EQUITY
Accounts payable	$399.7	$384.7
Accrued liabilities	836.8	781.3
Current portion of long-term debt	150.5	600.1
Total current liabilities	1,387.0	1,766.1
Long-term debt, net of current portion	2,646.9	2,644.8
Other long-term liabilities	862.3	891.2
Total liabilities	4,896.2	5,302.1
Redeemable noncontrolling interest	5.2	4.6
Total stockholders’ equity	9,319.7	9,221.2
Total liabilities and equity	$14,221.1	$14,527.9

This condensed consolidated financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2024 AND JULY 2, 2023
(Unaudited - in millions, except per share amounts)

	Second Quarter 2024			Second Quarter 2023
	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share
GAAP	$231.7	$180.2	$3.77	$234.9	$185.3	$3.87
Adjusted for specified items:
FLIR integration costs	1.0	0.8	0.02	—	—	—
Acquired intangible asset amortization	49.1	37.5	0.78	49.3	38.0	0.79
FLIR acquisition-related tax matters	—	0.2	0.01	—	0.4	0.01
Non-GAAP	$281.8	$218.7	$4.58	$284.2	$223.7	$4.67

	Six Months 2024			Six Months 2023
	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share
GAAP	$457.2	$358.7	$7.49	$458.6	$364.0	$7.60
Adjusted for specified items:
FLIR integration costs	3.2	2.5	0.05	—	—	—
Acquired intangible asset amortization	98.5	75.3	1.57	99.0	76.2	1.58
FLIR acquisition-related tax matters	—	0.5	0.01	—	0.7	0.02
Non-GAAP	$558.9	$437.0	$9.12	$557.6	$440.9	$9.20

	Second Quarter 2024		Second Quarter 2023
	Operating income (loss)	Operating margin	Operating income (loss)	Operating margin
GAAP	$247.0	18.0%	$256.1	18.0%
Adjusted for specified items:
FLIR integration costs	1.0		—
Acquired intangible asset amortization	49.1		49.3
Non-GAAP	$297.1	21.6%	$305.4	21.4%

	Six Months 2024		Six Months 2023
	Operating income (loss)	Operating margin	Operating income (loss)	Operating margin
GAAP	$481.3	17.7%	$498.6	17.8%
Adjusted for specified items:
FLIR integration costs	3.2		—
Acquired intangible asset amortization	98.5		99.0
Non-GAAP	$583.0	21.4%	$597.6	21.3%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions)

	Second Quarter 2024
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$113.5	$45.4	$1.0	$159.9
Instrumentation	87.2	3.5	—	90.7
Aerospace and Defense Electronics	57.1	0.2	—	57.3
Engineered Systems	7.5	—	—	7.5
Corporate expense	(18.3)	—	—	(18.3)
Total	$247.0	$49.1	$1.0	$297.1

	Second Quarter 2023
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$124.6	$45.6	$—	$170.2
Instrumentation	81.4	3.5	—	84.9
Aerospace and Defense Electronics	53.2	0.2	—	53.4
Engineered Systems	11.5	—	—	11.5
Corporate expense	(14.6)	—	—	(14.6)
Total	$256.1	$49.3	$—	$305.4

	Six Months 2024
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$227.3	$91.2	$3.2	$321.7
Instrumentation	173.2	6.9	—	180.1
Aerospace and Defense Electronics	109.0	0.4	—	109.4
Engineered Systems	10.2	—	—	10.2
Corporate expense	(38.4)	—	—	(38.4)
Total	$481.3	$98.5	$3.2	$583.0

	Six Months 2023
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$246.8	$91.4	$—	$338.2
Instrumentation	162.1	7.2	—	169.3
Aerospace and Defense Electronics	100.2	0.4	—	100.6
Engineered Systems	21.5	—	—	21.5
Corporate expense	(32.0)	—	—	(32.0)
Total	$498.6	$99.0	$—	$597.6

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions)

	June 30, 2024	December 31, 2023
Current portion of long-term debt	$150.5	$600.1
Long-term debt	2,646.9	2,644.8
Total debt - non-GAAP	2,797.4	3,244.9
Less cash and cash equivalents	(443.2)	(648.3)
Net debt - non-GAAP	$2,354.2	$2,596.6

	Third Quarter 2024		Twelve Months 2024
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$4.02	$4.16	$15.87	$16.13
Adjusted for specified items:
FLIR integration costs	0.06	0.04	0.16	0.14
Acquired intangible asset amortization	0.82	0.80	3.22	3.18
Non-GAAP Diluted Earnings Per Common Share Outlook	$4.90	$5.00	$19.25	$19.45

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and benefits. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s diluted earnings per common share outlook guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain FLIR acquisition integration-related costs, acquired intangible asset amortization, the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in the tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and benefits and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain FLIR acquisition integration-related costs and acquired intangible asset amortization. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.

Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the third quarter of 2024 and total year 2024 on a fully diluted basis, excluding certain FLIR integration costs, acquired intangible asset amortization for all acquisitions and FLIR acquisition-related tax matters.
Non-GAAP cash provided by operations and free cash flow
We define free cash flow as cash provided by operating activities (a measure prescribed by GAAP) less capital expenditures for property, plant and equipment. We believe that this non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Non-GAAP line items used in tables
Management excludes the effect of each of the acquisition related items identified below to arrive at the applicable non-GAAP financial measure referenced in the tables for the reasons set forth below with respect to that item:
•    Acquired intangible asset amortization – We believe that excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•FLIR integration costs – Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses (or benefits) incurred in connection with further integration-related costs related to the FLIR acquisition such as facility consolidation costs, facility lease impairments and employee separation costs. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•FLIR acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We exclude these impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.